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                                                                   EXHIBIT 99.1


For Immediate Release                       Contact:   Helen Marsteller
                                                       717-845-1098


     JOHN C. VAN RODEN, JR. APPOINTED AS GLATFELTER CHIEF FINANCIAL OFFICER


York, PA (April 8, 2003) - P.H. Glatfelter Company (NYSE:GLT) today announced the appointment of John C. van Roden, Jr. to the position of Chief Financial Officer.

"John brings to Glatfelter over 20 years of experience in strategic and financial management," said George Glatfelter, President and Chief Executive Officer. "Moreover, he has a proven track record in financial leadership with companies in a variety of industries."

Mr. van Roden joins Glatfelter from Conectiv of Wilmington, DE, a $5.7 billion public utility company, where he was Senior Vice President and Chief Financial Officer. While at Conectiv, Mr. van Roden was responsible for all aspects of finance as well as corporate strategic planning. He played an integral role in realigning the company's capital structure and significantly improving operating results.

Prior to joining Conectiv, van Roden was a principal with Cook & Beiler, and prior thereto, held increasingly responsible positions at Lukens Inc., a $1.1 billion specialty steel company. He served as Senior Vice President and Chief Financial Officer at Lukens and had responsibility for all finance functions, including accounting, SEC reporting, audit, treasury, and investor relations.

Mr. van Roden earned his B.A. degree in economics from Denison University and an MBA from Drexel University. He has also completed an advanced executive management program at the Wharton Business School at the University of Pennsylvania.

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines.


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